Exhibit 10.31

STOCK PURCHASE AGREEMENT

by and among

the Shareholders of APP Group CEE B.V. listed herein

and

Ness Technologies, Inc.

Dated as of

August 30, 2002

Table of Contents

ARTICLE I.
DEFINITIONS

1.1.	Definitions

ARTICLE II.
THE EXCHANGE AND RELATED TRANSACTIONS

2.1.	Exchange
2.2.	APP Options.
2.3.	Closing

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE APP HOLDERS

3.1.	Corporate Organization, Etc
3.2.	Capitalization of APP
3.3.	APP’s Subsidiaries
3.4.	Authority Relative to this Agreement
3.5.	Consents and Approvals; No Violations
3.6.	Financial Statements
3.7.	Absence of Certain Changes
3.8.	Compliance with Law
3.9.	Contracts and Commitments
3.10.	No Undisclosed Liabilities
3.11.	No Default
3.12.	Litigation
3.13.	Taxes
3.14.	Title to Properties
3.15.	Patents, Trademarks, Etc
3.16.	Insurance
3.17.	Environmental Matters
3.18.	Employee and Labor Matters
3.19.	Brokers and Finders
3.20.	Additional Representations
3.21.	Shareholdings
3.22.	Reliance

i

6.2.	Performance
6.3.	Certificates
6.4.	No Injunction or Proceeding
6.5.	Ness Consents
6.6.	APP Shareholders’ Agreement
6.7.	APP Indebtedness.
6.8.	Ness Registration Rights Agreement

ARTICLE VII.
CONDITIONS TO NESS’S OBLIGATIONS

7.1.	Representations and Warranties of the APP Holders
7.2.	Performance by the APP Holders
7.3.	Certificates
7.4.	No Injunction or Proceeding
7.5.	APP Consents
7.6.	APP Shareholders’ Agreement
7.7.	Materiality of Conditions
7.8.	Legal Opinion

ARTICLE VIII.
TERMINATION AND ABANDONMENT

8.1.	Termination
8.2.	Procedure and Effect of Termination
8.3.	Indemnification.

ARTICLE IX.
MISCELLANEOUS

9.1.	Amendment and Modifications
9.2.	Extension; Waiver
9.3.	Representations and Warranties; Etc
9.4.	Entire Agreement; Assignment
9.5.	Validity
9.6.	Notices
9.7.	Governing Law
9.8.	Specific Performance
9.9.	Publicity

9.10.	Jurisdiction; Forum
9.11.	Descriptive Headings
9.12.	Counterparts
9.13.	Expenses
9.14.	Parties in Interest
9.15.	Interpretation
9.16.	Fair Construction
9.17.	Survival of Sections 2.1 and 2.2
9.18.	Release of Claims

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 30, 2002, is by and among the APP Holders (as defined below) and Ness Technologies, Inc., a Delaware corporation (“Ness”).

WHEREAS, the APP Holders own issued and outstanding shares of the share capital, with a par value of 10 Dutch guilder cents per share of APP (as defined below) (each, a “Share” and, collectively, the “Shares”); and

WHEREAS, Ness desires to acquire the Shares in accordance with and subject to the terms and conditions of this Agreement; and

WHEREAS, subject to the requirements of applicable law and the organizational and governing documents of APP, Ness intends to change the name of APP to Ness CEE B.V. after consummation of the acquisition of the Shares.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1.         Definitions.  The terms defined in this Article I, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Amended Loan Documents” shall have the meaning set forth in Section 6.7(a).

“APP” shall mean APP Group CEE B.V., a Netherlands limited liability company.

“APP Audited Financial Statements” shall have the meaning set forth in Section 3.6 hereof.

“APP Consents” shall have the meaning set forth in Section 3.5 hereof.

“APP Financial Statements” shall have the meaning set forth in Section 3.6 hereof.

“APP Holders” shall initially mean the Warburg APP Holders and any other shareholder of APP listed on Annex A attached hereto, as amended from time to time, who executes a counterpart signature page in the form attached hereto at Annex B.

“APP Holders Losses” shall have the meaning set forth in Section 8.3(b)(i).

“APP Holders Threshold” shall have the meaning set forth in Section 8.3(a)(ii)(2).

“APP Material Adverse Effect” shall have the meaning set forth in Section 3.1 hereof.

“APP Non-Convertible Shares” shall mean those classes of APP shares that by their terms, are not convertible into APP common stock, par value 10 Dutch guilder cents per share.

“APP Options” shall have the meaning set forth in Section 2.2(a).

“APP Option Holders” shall have the meaning set forth in Section 2.2(a).

“APP Reviewed Financial Statements” shall have the meaning set forth in Section 3.6 hereof.

“APP Shareholders’ Agreement” shall mean the Shareholders’ Agreement with respect to APP, dated as of November 20, 1997, to which the APP Holders are, among others, a party.

“Closing” shall have the meaning set forth in Section 2.3(a) hereof.

“Closing Date” shall have the meaning set forth in Section 2.3(a) hereof.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.2 hereof.

“De Minimis APP Holders Losses” shall have the meaning set forth in Section 8.3(b)(ii)(2).

“De Minimis Ness Losses” shall have the meaning set forth in Section 8.3(a)(ii)(2).

“Disclosure Schedule” means the Disclosure Schedule attached hereto at Annex I, dated as of the date hereof, delivered in connection with this Agreement.

“Encumbrance” means any lien, encumbrance, security interest, charge, surety, mortgage, option, pledge or restriction on Transfer of any nature whatsoever (except, in the case of the Shares, for restrictions relating to applicable securities laws) other than liens for Taxes not yet due or payable.

“Environmental Claim” means any claim, action, demand, order, or written notice by or on behalf of, any Governmental Entity or Person alleging potential liability arising out of, based on or resulting from the violation of any Environmental Law or permit.

“Environmental Laws” means all foreign, Federal, state, and local laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the generation, treatment, storage, transport or handling of Hazardous Materials.

“Exchange” shall have the meaning set forth in Section 2.1 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Consideration” shall have the meaning set forth in Section 2.1 hereof.

“GAAP” means United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.

“Governmental Entity” shall have the meaning set forth in Section 3.5 hereof.

“Hazardous Materials” means all substances defined or listed as “hazardous” or “toxic” under Environmental Laws.

“Insurance Policies” shall have the meaning set forth in Section 3.16 hereof.

“Intellectual Property Rights” shall have the meaning set forth in Section 3.15(b) hereof.

“Ness” shall have the meaning set forth in the preamble.

“Ness Audited Financial Statements” shall have the meaning set forth in Section 4.6 hereof.

“Ness Common Stock” means common stock, par value $.01 per share, of Ness.

“Ness Consents” shall have the meaning set forth in Section 4.5 hereof.

“Ness Financial Statements” shall have the meaning set forth in Section 4.6 hereof.

“Ness Insurance Policies” shall have the meaning set forth in Section 4.16 hereof.

“Ness Intellectual Property Rights” shall have the meaning set forth in Section  4.15 hereof.

“Ness Losses” shall have the meaning set forth in Section 8.3(a)(i).

“Ness Material Adverse Effect” shall have the meaning set forth in Section 4.1 hereof.

“Ness Options” shall have the meaning set forth in Section 2.2(a).

“Ness Permits” shall have the meaning set forth in Section 4.11 hereof.

“Ness Reviewed Financial Statements” shall have the meaning set forth in Section 4.6 hereof.

“Ness Shares” shall have the meaning set forth in Section 2.1 hereof.

“Ness Threshold” shall have the meaning set forth in Section 8.3(b)(iii).

“Parties” shall mean the APP Holders and Ness.

“Permits” shall have the meaning set forth in Section 3.11 hereof.

“Person” means any individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity.

“Release” shall have the meaning set forth in the Environmental Laws.

“Representative” means, with respect to any Person, each of such Person’s Affiliates, directors, officers, employees, partners, members, representatives and agents, and each of the heirs, executors and assigns of any of the foregoing.

“Rule 144” shall have the meaning set forth in Section 3.20(d) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Group” shall have the meaning set forth in Section 9.3(b) hereof.

“Shares” shall have the meaning set forth in the preamble hereto.

“Stichting” shall have the meaning set forth in Section 2.2(b) hereof.

“Subsidiary” of a Person means a Person of which such Person owns, directly or indirectly, more than 50% of the outstanding voting stock or other ownership interest.

“Taxes” shall have the meaning set forth in Section 3.13(c) hereof.

“Tax Return” shall have the meaning set forth in Section 3.13(c) hereof.

“Transfer” means any sale, assignment, pledge, hypothecation, or other disposition or Encumbrance.

“Warburg APP Holders” means Warburg, Pincus Ventures, L.P., a Delaware limited partnership, and WPVI.

“WPVI” means Warburg, Pincus Ventures International, L.P., a Bermuda limited partnership.

ARTICLE II.

THE EXCHANGE AND RELATED TRANSACTIONS

2.1.         Exchange.  Subject to the terms and conditions set forth in this Agreement, the APP Holders hereby sell and agree to transfer on the Closing Date to Ness and Ness hereby purchases, and agrees to accept transfer of, on the Closing Date, free and clear of all Encumbrances, the Shares held by them set forth opposite their respective names on Annex A attached hereto in exchange for the Exchange Consideration.  Such exchanges shall be effected on the Closing Date by the transfer of the Shares by means of a notarial deed, substantially in the form of that attached hereto as Annex C, to be executed by Mr. Steven Perrick, civil law notary in Amsterdam, or his substitute against delivery by Ness of the Exchange Consideration multiplied by the number of Shares being purchased by it.  The “Exchange Consideration” shall be equal to the consideration per Share set forth opposite the respective names of the APP Holders on Annex A attached hereto.  The Exchange Consideration shall be evidenced by Ness executing and delivering to each of the APP Holders, duly registered in its name, a duly executed stock certificate evidencing Ness Common Stock being received by such of the APP Holders in the transactions contemplated hereby (the “Ness Shares”).  The transactions described in this Section 2.1 shall be referred to as the “Exchange”.  In addition, Ness hereby covenants to make a reasonable offer to holders of APP share capital as per the APP Shareholders’ Agreement in respect of the APP Non-Convertible Shares, after consultation with the APP Holders regarding such offer.  To the extent the APP Holders (other than the Warburg APP Holders) refuse to sell their APP Non-Convertible Shares to Ness, the Warburg APP Holders hereby covenant to grant an irrevocable proxy to Ness with respect to the APP Non-Convertible Shares held by them.

2.2.         APP Options.

(a)          Ness hereby agrees that the holders (the “APP Option Holders”) of options outstanding on the Closing Date to directly purchase Shares (“APP Options”) shall have the right to elect (i) to convert such APP Options, whether vested or unvested, into options to purchase Ness Shares (the “Ness Options”), in which case, from and after the Closing Date, all references to APP in the APP Options shall be deemed to refer to Ness; (ii) if such APP Options are vested, to convert such APP Options into Shares and to participate in the Exchange; or (iii) to leave the APP Options, whether vested or unvested, outstanding and unchanged.  The number of outstanding APP Options are set forth opposite the respective names of the APP Option Holders on Annex D attached hereto.  If the APP Option Holders elect to convert into Ness Options pursuant to clause (i) above, the APP Options converted into Ness Options shall vest and become exercisable substantially upon the same terms and conditions as under the APP Options except that such APP Options shall entitle the holder to purchase from Ness the number of Ness Shares as set forth on Annex D attached hereto, and further such Ness Options shall in all other respects be subject to the terms of Ness’s existing stock option plan attached hereto at Annex E.

(b)          With respect to depository receipts that have been issued by the Stichting Administratiekantoor APP Group CEE (the “Stichting”), prior to the Closing, Ness shall enter into an agreement with the holders of the depository receipts pursuant to which Ness shall acquire from such holders the depository receipts in the Stichting, which depository receipts have been issued by the Stichting in relation to certain of the ordinary shares in APP currently held by the Stichting.  In consideration for agreeing to sell and transfer such depository receipts to Ness,

Ness shall deliver a number of Ness Shares to such holders calculated on the same basis as the number of Ness Shares to be delivered to each APP Holder for each Share, it being understood that one such depository receipt shall entitle the holder thereof to the same number of Ness Shares as an APP Holder would receive for one Share.

2.3.         Closing.  (a)  Subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII hereof, the closing of the purchase, sale and transfer of the Shares and the other transactions contemplated hereby (the “Closing”) shall be held at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York  10019, at 10:00 a.m. New York time, on the second business day following the satisfaction of such conditions (or such other date and place as the Parties may mutually agree).  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

(b)          On the Closing Date, all Parties shall take all such steps as are necessary to effect the transfer of the Shares contemplated under this Agreement by means of a notarial deed to be executed by Mr. Steven Perrick, civil law notary in Amsterdam, or his substitute and shall procure that such transfer is recorded in the shareholders register of the Company.  Furthermore, all Parties shall take all such steps as are necessary to effect the transfer of the depository receipts referred to in Section 2.2(b) by means of a deed of transfer of depository receipts and shall procure that such transfer is recorded in the depository receipts register of the Stichting.  Furthermore, with respect to the Ness Shares, all Parties shall deliver all of the stock certificates and the stock consideration required to be delivered by each of them, as applicable, by Section 2.1 and 2.2.

(c)          At the Closing, the APP Holders shall cause, each to the extent within its power, and acting individually and jointly in the context of a meeting of stockholders, the following to be delivered to Ness:

(i)           the resignations of such members of the boards of directors of each of APP and its Subsidiaries and the Stichting as Ness shall have requested in writing no less than ten business days prior to the Closing Date and the necessary resolutions appointing such replacement members as Ness shall have requested in writing no less than ten business days prior to the Closing Date to the boards of directors of each of APP and its Subsidiaries and the Stichting;

(ii)          the shareholder register, record of minutes and, if applicable, stock books, stock ledgers and corporate seals of each of APP and its Subsidiaries; provided, that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 2.3(c)(ii) if such item has been delivered to or is otherwise located at any offices of APP;

(iii)        the certificates contemplated by Section 7.3 hereof;

(iv)         a copy of the notarial deed of amendment of the articles of association of the Stichting, pursuant to which amendment all excess after liquidation of the Stichting will be distributed as decided by resolution of the management board of the Stichting;

(v)          a copy of the deed of amendment of the employee stock option plan applicable to the employees of APP and its Affiliates, pursuant to which amendment the transfer of the depository receipts held by any APP Option Holder will also be possible if such transfer is approved by the management board of the Stichting;

(vi)         a waiver by the Stichting of its rights under the APP Shareholders’ Agreement with respect to the transaction contemplated under this Agreement;

(vii)        a copy of the resolution of the management board of APP pursuant to which the Shares being sold to Ness hereby that were previously in the form of convertible preference shares in the share capital of APP, were converted into ordinary shares in the share capital of APP;

(viii)       a copy of the resolution of the management board of APP approving the transfer of shares in APP contemplated by this Agreement; and

(ix)         all other documents required to be delivered by the APP Holders on or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required from the APP Holders in connection herewith.

(d)          At the Closing, Ness shall deliver to the APP Holders:

(i)           the certificates contemplated by Section 6.3 hereof;

(ii)          the resolutions of the board of directors of Ness Technologies B.V. authorizing the execution of the Guarantee Agreement, in the form attached hereto at Annex G and as contemplated by Section 6.7(b) hereof, by Ness Technologies B.V. and declaring that such execution is in the best interest of Ness Technologies B.V.; and

(iii)        all other documents required to be delivered by Ness on or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required from Ness in connection herewith.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE APP HOLDERS

Except as set forth in the Disclosure Schedule, the APP Holders, severally, and not jointly, hereby represent and warrant to Ness as follows:

3.1.         Corporate Organization, Etc.  Each of APP and its Subsidiaries is a corporation duly organized, validly existing and, to the extent applicable under the laws of the relevant jurisdiction, in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets, except where the failure to be so organized, existing and, if applicable, in good standing or to have such power or authority will not, in the aggregate, either (i) have a material adverse effect on the business, operations, assets or financial condition or results of operations of APP and its Subsidiaries taken as a whole or (ii) materially impair the ability of the APP Holders to perform any of their obligations under this Agreement (either of such effects, an “APP Material Adverse Effect”).  Each of APP and its Subsidiaries is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed will not have an APP Material Adverse Effect.  True and complete copies of the organizational and governing documents of APP and its Subsidiaries as presently in effect, have been heretofore delivered to Ness.

3.2.         Capitalization of APP .  The authorized share capital of APP is as set forth in Section 3.2 of the Disclosure Schedule.  All the Shares are issued and outstanding as of the date of this Agreement.  All of the Shares are duly authorized, validly issued, fully paid and non-assessable and, except as set forth in Section 3.2 of the Disclosure Schedule, free of any preemptive rights in respect thereto.  Except as set forth in Section 3.2 of the Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for the capital stock of APP, (b) options, warrants or other rights to purchase or subscribe for capital stock of APP or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of APP, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, APP is subject or bound.  Except as set forth in Section 3.2 of the Disclosure Schedule, there are no voting trusts, stockholders’ agreements or other similar instruments restricting or relating to the rights of the holders of Shares to vote, transfer or receive dividends with respect to the Shares.

3.3.         APP’s Subsidiaries.  Section 3.3 of the Disclosure Schedule lists each of APP’s Subsidiaries.  All issued and outstanding shares in the share capital of each of APP’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by APP, free and clear of all Encumbrances and any preemptive rights in respect thereto.  True and complete copies of the organizational and governing documents of each of APP’s Subsidiaries have been heretofore delivered to Ness.

3.4.         Authority Relative to this Agreement.  The APP Holders have all requisite corporate authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of the APP Holders and no other corporate proceedings on the part of the APP Holders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the APP Holders and, assuming this Agreement has been duly authorized, executed and delivered by Ness, this Agreement constitutes a valid and binding agreement of the APP Holders, enforceable against the APP Holders in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

3.5.         Consents and Approvals; No Violations.  Neither the execution and delivery of this Agreement by the APP Holders nor the consummation of the transactions contemplated hereby by the APP Holders will (a) violate any provision of the organizational or governing documents of APP or the APP Holders, (b) require any consent, waiver, approval, exemption, registration, declaration, license, authorization or permit of, or filing with or notification to, any Federal, state, local or foreign government, executive official thereof, governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign (a “Governmental Entity”), except for such consents, waivers, approvals, exemptions, registrations, declarations, licenses, authorizations, permits, filings or notifications which are listed in Section 3.5 of the Disclosure Schedule (the “APP Consents”), or which, if not obtained or made, will not, in the aggregate, have an APP Material Adverse Effect, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, government registration, contract, lease, franchise, permit, agreement or other instrument or obligation to which the APP Holders, APP or its Subsidiaries is a party or by which the APP Holders, APP or its Subsidiaries or any of their respective properties or assets may be bound, except such violations, breaches and defaults which, in the aggregate, will not have an APP Material Adverse Effect or (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to the APP Holders, APP or its Subsidiaries or by which any of their respective properties or assets may be bound, except such violations which, in the aggregate, will not have an APP Material Adverse Effect.

3.6.         Financial Statements.  Ness has previously been furnished with (i) the audited consolidated balance sheets of APP and the related audited consolidated statements of earnings, retained earnings and cash flows of APP (including any related notes) for the fiscal year ended December 31, 2001, together with the report thereon of the independent public accountant of APP (the “APP Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets of APP and related unaudited consolidated statements of earnings, retained earning and cash flows of APP (including any related notes) for the six-month period ending June 30, 2002, as reviewed by the independent public accountants of APP (the “APP Reviewed Financial Statements”, and together with the APP Audited Financial Statements, the “APP Financial Statements”).  Each of the balance sheets included in the APP Financial Statements, in all material respects, fairly presents the consolidated financial position of APP as of its date, and the other related statements included in the APP Financial Statements, in all material respects, fairly present the consolidated results of operations and changes in consolidated financial position of APP for the periods presented therein, all in conformity with GAAP, applied on a consistent basis during the periods involved, except as otherwise noted therein.

3.7.         Absence of Certain Changes.  Since June 30, 2002, APP and its Subsidiaries taken as a whole have not (a) suffered any change in its business, operations or financial position, except such changes which, in the aggregate, are not reasonably likely to have an APP Material Adverse Effect, (b) conducted their respective businesses in any material respect not in the ordinary and usual course consistent with past practice or (c) except in the ordinary course of business and consistent with past practice, (i) incurred any long-term indebtedness or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (ii) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the capital stock of APP, or redeemed or otherwise acquired any shares of capital stock of APP, (iii) sold, transferred or otherwise disposed of, any of their material property or assets, (iv) created any material Encumbrance on any of their material property or assets, (v) increased in any manner the rate or terms of compensation of any of their directors, officers or other employees, (vi) paid or agreed to pay any pension, retirement allowance or other employee benefit not required by any existing Plan or other agreement or arrangement to any such director, officer or employee, whether past or present, or (vii) entered into or amended any employment, bonus, severance or retirement contract.

3.8.         Compliance with Law.  The business of APP and its Subsidiaries is not being conducted in violation of any applicable order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity, except such violations which, in the aggregate, will not have an APP Material Adverse Effect.

3.9.         Contracts and Commitments.  Except as set forth in Section 3.9 of the Disclosure Schedule, neither APP nor its Subsidiaries is in breach or default and, to the knowledge of APP, no other party to any of the material contracts of APP is as of the date of this Agreement in breach or default (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) under any of the material contracts of APP, except such defaults which, in the aggregate, will not have an APP Material Adverse Effect.

3.10.      No Undisclosed Liabilities.  Except as and to the extent set forth in the APP Reviewed Financial Statements or in Section 3.10 of the Disclosure Schedule, at June 30, 2002, APP had no liabilities required by GAAP to be reflected on its consolidated balance sheet.  Since June 30, 2002, APP has not incurred any liabilities (absolute, accrued, contingent or otherwise) required by GAAP to be reflected on its consolidated balance sheet, except such liabilities which were incurred in the ordinary course of business or which, in the aggregate, are not material to APP and its Subsidiaries taken as a whole.

3.11.      No Default.  Except as set forth in Section 3.11 of the Disclosure Schedule, neither APP nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its organizational or governing documents or (ii) any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to APP and its Subsidiaries, except such defaults and violations which, in the aggregate, will not have an APP Material Adverse Effect.  APP and its Subsidiaries have all governmental permits, licenses and authorizations necessary for the conduct of their businesses in all material respects as presently conducted (the “Permits”) and are in compliance with the terms of the Permits, except for such Permits the absence of which would not have an APP Material Adverse Effect or any non-compliance which will not have an APP Material Adverse Effect.

3.12.      Litigation.  Except as set forth in Section 3.12 of the Disclosure Schedule, as of the date of this Agreement, there is no action, suit or proceeding pending, or, to the knowledge of the APP Holders, action, suit or proceeding threatened, against APP or its

Subsidiaries or any properties or rights of APP or its Subsidiaries, before any Governmental Entity which (a) involves a material claim or (b) seeks material injunctive relief.  As of the date of this Agreement, APP has not received notice that it is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity which will have an APP Material Adverse Effect.

3.13.      Taxes.  (a)  APP and its Subsidiaries have, within the time and manner prescribed by law, (i) filed with the appropriate taxing authorities (or joined in the filing of) all Tax Returns required to be filed by it in respect of any Taxes other than those Tax Returns the failure of which to file would not have an APP Material Adverse Effect, and each such Tax Return was complete and accurate in all material respects and (ii) paid in full all Taxes shown to be due and payable thereon.

(b)          (i) No deficiencies for any Taxes have been asserted in writing or, to the knowledge of the APP Holders, verbally proposed or assessed against APP and its Subsidiaries which remain unpaid and which in the aggregate are material to the business or financial condition of APP and its Subsidiaries taken as a whole, or which are not being contested in good faith by appropriate proceedings; and (ii) APP and its Subsidiaries have adequately reserved for all material Taxes payable by APP and its Subsidiaries for which no Tax Return has yet been filed.

(c)          For purposes of this Agreement, (i) “Taxes” shall mean all national, federal, state, local or foreign and other taxes, assessments, duties and similar charges of any kind imposed by any taxing authority, including interest, penalties and additions thereto, and (ii) “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

3.14.      Title to Properties.  APP and its Subsidiaries have good and valid title to all of the material assets and properties (real and personal) which they own and which are reflected on the APP Reviewed Financial Statements (except for assets and properties sold, consumed or otherwise disposed of by them in the ordinary course of business), and such assets and properties are owned free and clear of all Encumbrances, except for (i) Encumbrances to secure indebtedness reflected on the APP Reviewed Financial Statements or indebtedness incurred in the ordinary course of business and consistent with past practice after the date thereof, (ii) other Encumbrances which have arisen in the ordinary course of business and (iii) Encumbrances which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of such asset or property.

3.15.      Patents, Trademarks, Etc.  (a)  Section 3.15 of the Disclosure Schedule sets forth a true and complete list as of April 18, 2002 of all Intellectual Property Rights filed by, or issued or registered to, APP and its Subsidiaries and all material intellectual property license agreements to which APP and its Subsidiaries are a party.  With respect to registered trademarks, such list sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers.

(b)          (i) APP or its Subsidiaries owns or possesses adequate licenses or other valid rights to use all patents, trademarks (registered or unregistered), trade names, service marks, copyrights and applications and registrations therefor, trade secrets and other intellectual property and proprietary rights, whether or not subject to statutory registration or protection, which are material to the conduct of the business of APP and its Subsidiaries taken as a whole (the “Intellectual Property Rights”), (ii) as of the date of this Agreement, the validity of the Intellectual Property Rights and the title or rights to use thereof of APP or its Subsidiaries are not being questioned in any litigation to which APP or its Subsidiaries is a party, nor to the knowledge of the APP Holders, is any such litigation threatened, (iii) as of the date of this Agreement, none of APP or its Subsidiaries has received notice that it is a party to any litigation in connection with which a Person has alleged that the conduct of the business of APP or its Subsidiaries infringed or infringes with any valid patents, trademarks, trade name, service marks or copyrights of others, nor, to the knowledge of the APP Holders, is any such litigation threatened, and (iv) to the knowledge of the APP Holders, (A) no Person is materially infringing upon or violating any of the Intellectual Property Rights and (B) no material claim is pending or threatened to that effect.

3.16.      Insurance.  APP and its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses, and with such reputable insurers, as are reasonable for their business, assets and properties.  All material insurance policies (the “Insurance Policies”) with respect to the property, assets, operations and business of APP and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  As of the date of this Agreement, there are no pending material claims under the Insurance Policies by APP or its Subsidiaries as to which the insurers have denied liability.  The APP Holders make no representation or warranty that such insurance will be continued or is continuable after the Closing .

3.17.      Environmental Matters.  To the knowledge of the APP Holders, (a) APP and its Subsidiaries are in compliance with all applicable Environmental Laws, except where failure to be in compliance would not have an APP Material Adverse Effect; and (b) there is no Environmental Claim pending or threatened against APP or any of its Subsidiaries which would have an APP Material Adverse Effect.

3.18.      Employee and Labor Matters.  Neither APP nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by them, no collective bargaining agreement is being negotiated by the APP or any of its Subsidiaries, and the APP Holders do not know of any activities or proceedings of any labor union to organize any of its employees.  Except as set forth in Section 3.18 of the Disclosure Schedule, as of the date hereof, (i) APP and its Subsidiaries are in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, occupational safety, health standards, severance payments, equal opportunity, payment of social security, national insurance and other Taxes, and terms and conditions of employment, (ii) there are no charges with respect to or relating to APP or any of its Subsidiaries pending, or to the knowledge of the APP Holders, threatened before or any Governmental Entity responsible for the prevention of unlawful, unfair labor or discriminatory employment practices, and (iii) there is no labor dispute, strike or work stoppage against APP or its Subsidiaries, pending or, to the knowledge of the APP Holders, threatened which may interfere with the business activities of APP and its Subsidiaries taken as a whole, except where such non-compliance, charge, dispute, strike or work stoppage would not have an APP Material Adverse Effect.  To the APP Holders knowledge, all sums due for employee compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of APP or any of its Subsidiaries have been duly and adequately accrued in all material respects on the accounting records of APP.

3.19.      Brokers and Finders.  Neither the APP Holders nor APP or any of their respective Representatives has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

3.20.      Additional Representations.  The Ness Shares have not been registered under the Securities Act nor qualified under any United States securities laws.  The Ness Shares being offered and sold in the Exchange are being done so pursuant to an exemption from the Securities Act.  In order to qualify for such exemption, Ness will rely upon the following representations and warranties of the APP Holders:

(a)          Offering Exemption.  The APP Holders understand that the Ness Shares have not been registered under the Securities Act, nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon their representations contained herein.  The APP Holders that reside or do business in the United States are “accredited investors” as defined under Rule 501 promulgated under the Securities Act.

(b)          Knowledge of Offer.  The APP Holders are familiar with the business and operations of Ness and have been given the opportunity to obtain from Ness all information that they have requested regarding its business plans and prospects.

(c)          Knowledge and Experience; Ability to Bear Economic Risks.  The APP Holders have such knowledge and experience in financial and business matters that the APP Holders are capable of evaluating the merits and risks of the investment contemplated by this Agreement; and the APP Holders are able to bear the economic risk of this investment in Ness (including a complete loss of this investment).

(d)          Limitations on Disposition.  The APP Holders recognize that no public market exists for Ness Shares, and none will exist in the future.  The APP Holders understand that the APP Holders must bear the economic risk of this investment indefinitely unless the Ness Shares are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such Ness Shares is qualified under applicable state securities laws or an exemption from such qualification is available, and that Ness has no obligation or present intention of so registering the Ness Shares.  The APP Holders further understand that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow the APP Holders to Transfer any or all the Ness Shares, in the amounts, or at the times the APP Holders might propose.  The APP Holders understand at the present time Rule 144 promulgated under the Securities Act by the

Securities and Exchange Commission (“Rule 144”) is not applicable to sales of the Ness Shares because they are not registered under Section 12 of the Exchange Act and there is not publicly available the information concerning Ness specified in Rule 144.  The APP Holders further acknowledge that Ness is not presently under any obligation to register under Section 12 of the Exchange Act or to make publicly available the information specified in Rule 144 and that it may never be required to do so.

(e)          Investment Purpose.  The APP Holders are acquiring the Ness Shares solely for the APP Holders’ own accounts for investment and not with a view toward the resale, Transfer, or distribution thereof, nor with any present intention of distributing the Ness Shares.  No other Person has any right with respect to or interest in the Ness Shares to be purchased by the APP Holders, nor have the APP Holders agreed to give any Person any such interest or right in the future.

3.21.      Shareholdings.  The APP Holders own all of the Shares (or securities convertible into the Shares) set forth opposite their names on Annex A attached hereto free and clear of all Encumbrances except for the Encumbrances contained in the APP Shareholders’ Agreement.

3.22.      Reliance.  The foregoing representations and warranties are made by the APP Holders with the knowledge and expectation that Ness is relying upon them.  Ness acknowledges that neither the APP Holders nor any of their Representatives have made any warranties, express or implied, except for those expressly set forth in this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF NESS

Except as set forth in the Disclosure Schedule, Ness represents and warrants to the APP Holders as follows:

4.1.         Corporate Organization; Etc.  Ness is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets except where the failure to be so organized, existing and in good standing or to have such power or authority would not, in the aggregate, either (i) have a material adverse effect on the business, operations, assets or financial condition of Ness or (ii) impair, hinder or adversely affect the ability of Ness to perform any of its obligations under this Agreement or to consummate the transactions contemplated hereby (either of such effects, a “Ness Material Adverse Effect”).

4.2.         Capitalization of Ness.  The authorized and issued share capital of Ness is as set forth in Section 4.2 of the Disclosure Schedule.  All of the outstanding shares of Ness capital stock are, and at the Closing, the shares of Ness Common Stock to be issued pursuant to Section 2.1 will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.  Except as set forth in Section 4.2 of the Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for the capital stock of Ness, (b) options, warrants or other rights to purchase or subscribe for capital stock of

Ness or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of Ness, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Ness is subject or bound.  Except as set forth in Section 4.2 of the Disclosure Schedule, there are no voting trusts, stockholders’ agreements or other similar instruments restricting or relating to the rights of the holders of Ness capital stock to vote, transfer or receive dividends with respect to the shares of Ness capital stock.

4.3.         Ness’s Subsidiaries.  Section 4.3 of the Disclosure Schedule lists each of Ness’s Subsidiaries.  Each of Ness’s Subsidiaries (with the exception of Ness USA Inc. as set forth in Schedule 4.3 of the Disclosure Schedule) are 100% owned, directly or indirectly, by Ness.

4.4.         Authority Relative to this Agreement.  Ness has all requisite corporate authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of Ness and no other corporate proceedings on the part of Ness are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Ness and, assuming this Agreement has been duly authorized, executed and delivered by each of the other Parties hereto, this Agreement constitutes a valid and binding agreement of Ness, enforceable against Ness in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

4.5.         Consents and Approvals; No Violations.  Neither the execution and delivery of this Agreement by Ness nor the consummation of the transactions contemplated hereby by Ness will (a) violate any provision of the certificate of incorporation, by-laws or other constitutional documents of Ness, (b) require any consent, waiver, approval, exemption, registration, declaration, license, authorization or permit of, or filing with or notification to, any Governmental Entity, except for such consents, waivers, approvals, exemptions, registrations, declarations, licenses, authorizations, permits, filings or notifications which are listed in Section 4.5 of the Disclosure Schedule (the “Ness Consents”), or which, if not obtained or made, will not, in the aggregate, have a Ness Material Adverse Effect, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, government registration, contract, lease, franchise, permit, agreement or other instrument or obligation to which Ness is a party or by which Ness or any of its properties or assets may be bound, except such violations, breaches and defaults which, in the aggregate, will not have a Ness Material Adverse Effect or (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to Ness or by which any of its properties or assets may be bound, except such violations which, in the aggregate, will not have a Ness Material Adverse Effect.

4.6.         Financial Statements.  The APP Holders have previously been furnished with (i) the audited consolidated balance sheets of Ness and the related audited consolidated statements of earnings, retained earnings and cash flows of Ness (including any related notes) for the fiscal year ended December 31, 2001, together with the report thereon of the independent public accountants of Ness (the “Ness Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets of Ness and the related unaudited consolidated statements of earnings, retained earnings and cash flows of Ness (including any related notes) for the six month period ending June 30, 2002, as reviewed by the independent public accountants of Ness (collectively, the “Ness Reviewed Financial Statements”, and together with the Ness Audited Financial Statements, the “Ness Financial Statements”).  Each of the balance sheets included in the Ness Financial Statements, in all material respects, fairly presents the consolidated financial position of Ness as of its date, and the other related statements included in the Ness Financial Statements, in all material respects, fairly present the consolidated results of operations and changes in consolidated financial position of Ness for the periods presented therein, all in conformity with GAAP, applied on a consistent basis during the periods involved, except as otherwise noted therein.

4.7.         Absence of Certain Changes.  Since June 30, 2002, Ness and its Subsidiaries taken as a whole have not (a) suffered any change in its business, operations or financial position, except such changes which, in the aggregate, are not reasonably likely to have a Ness Material Adverse Effect, (b) conducted their respective businesses in any material respect not in the ordinary and usual course consistent with past practice or (c) except in the ordinary course of business and consistent with past practice or in any other way not having a Ness Material Adverse Effect, (i) incurred any long-term indebtedness or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (ii) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the capital stock of Ness, or redeemed or otherwise acquired any shares of capital stock of Ness, (iii) sold, transferred or otherwise disposed of, any of their material property or assets, (iv) created any material Encumbrance on any of their material property or assets, (v) increased in any manner the rate or terms of compensation of any of their directors, officers or other employees, (vi) paid or agreed to pay any pension, retirement allowance or other employee benefit not required by any existing Plan or other agreement or arrangement to any such director, officer or employee, whether past or present, or (vii) entered into or amended any employment, bonus, severance or retirement contract.

4.8.         Compliance with Law.  The business of Ness and its Subsidiaries is not being conducted in violation of any applicable order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity, except such violations which, in the aggregate, will not have a Ness Material Adverse Effect.

4.9.         Contracts and Commitments.  Neither Ness nor its Subsidiaries is in breach or default and, to the knowledge of Ness, no other party to any of the material contracts of Ness is as of the date of this Agreement in breach or default (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) under any of the material contracts of Ness, except such defaults which, in the aggregate, will not have a Ness Material Adverse Effect.

4.10.      No Undisclosed Liabilities.  Except as and to the extent set forth in the Ness Reviewed Financial Statements, at June 30, 2002, Ness had no liabilities required by GAAP to be reflected on its consolidated balance sheet.  Since June 30, 2002, Ness has not incurred any liabilities (absolute, accrued, contingent or otherwise) required by GAAP to be reflected on its consolidated balance sheet, except such liabilities which were incurred in the ordinary course of business or which, in the aggregate, are not material to Ness and its Subsidiaries taken as a whole.

4.11.      No Default.  Neither Ness nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its organizational or governing documents or (ii) any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to Ness and its Subsidiaries, except such defaults and violations which, in the aggregate, will not have a Ness Material Adverse Effect.  Ness and its Subsidiaries have all governmental permits, licenses and authorizations necessary for the conduct of their businesses in all material respects as presently conducted (the “Ness Permits”) and are in compliance with the terms of the Ness Permits, except for such Ness Permits the absence of which would not have a Ness Material Adverse Effect or any non-compliance which will not have a Ness Material Adverse Effect.

4.12.      Litigation.  As of the date of this Agreement, there is no action, suit or proceeding pending, or, to the knowledge of Ness, action, suit or proceeding threatened, against Ness or its Subsidiaries or any properties or rights of Ness or its Subsidiaries, before any Governmental Entity which (a) involves a material claim or (b) seeks material injunctive relief.  As of the date of this Agreement, Ness has not received notice that it is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity which will have a Ness Material Adverse Effect.

4.13.      Taxes.  (a)  Ness and its Subsidiaries have, within the time and manner prescribed by law, (i) filed with the appropriate taxing authorities (or joined in the filing of) all Tax Returns required to be filed by it in respect of any Taxes other than those Tax Returns the failure of which to file would not have a Ness Material Adverse Effect, and each such Tax Return was complete and accurate in all material respects and (ii) paid in full all Taxes shown to be due and payable thereon.

(b)          (i) No deficiencies for any Taxes have been asserted in writing or, to the knowledge of Ness, verbally proposed or assessed against Ness which remain unpaid and which in the aggregate are material to the business or financial condition of Ness and its Subsidiaries taken as a whole, or which are not being contested in good faith by appropriate proceedings; and (ii) Ness and its Subsidiaries have adequately reserved for all material Taxes payable by Ness and its Subsidiaries for which no Tax Return has yet been filed.

4.14.      Title to Properties.  Ness and its Subsidiaries have good and valid title to all of the material assets and properties (real and personal) which they own and which are reflected on the Ness Reviewed Financial Statements (except for assets and properties sold, consumed or otherwise disposed of by them in the ordinary course of business), and such assets and properties are owned free and clear of all Encumbrances, except for (i) Encumbrances to secure indebtedness reflected on the Ness Reviewed Financial Statements or indebtedness incurred in the ordinary course of business and consistent with past practice after the date thereof, (ii) other Encumbrances which have arisen in the ordinary course of business and (iii) Encumbrances which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of such asset or property.

4.15.      Patents, Trademarks, Etc.  (a)  Ness or its Subsidiaries owns or possesses adequate licenses or other valid rights to use all patents, trademarks (registered or unregistered), trade names, service marks, copyrights and applications and registrations therefor, trade secrets and other intellectual property and proprietary rights, whether or not subject to statutory registration or protection, which are material to the conduct of the business of Ness and its Subsidiaries taken as a whole (the “Ness Intellectual Property Rights”), (i) as of the date of this Agreement, the validity of the Ness Intellectual Property Rights and the title or rights to use thereof of Ness or its Subsidiaries are not being questioned in any litigation to which Ness or its Subsidiaries is a party, nor to the knowledge of Ness, is any such litigation threatened, (ii) as of the date of this Agreement, none of Ness or its Subsidiaries has received notice that is a party to any litigation in connection with which a Person has alleged that the conduct of the business of Ness or its Subsidiaries infringed or infringes with any valid patents, trademarks, trade name, service marks or copyrights of others, nor, to the knowledge of Ness, is any such litigation threatened, and (iii) to the knowledge of Ness, (A) no Person is materially infringing upon or violating any of the Ness Intellectual Property Rights and (B) no material claim is pending or threatened to that effect.

4.16.      Insurance.  Ness and its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses, and with such reputable insurers, as are reasonable for their business, assets and properties.  All material insurance policies (the “Ness Insurance Policies”) with respect to the property, assets, operations and business of Ness and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  As of the date of this Agreement, there are no pending material claims under the Ness Insurance Policies by Ness or its Subsidiaries as to which the insurers have denied liability.  Ness make no representation or warranty that such insurance will be continued or is continuable after the Closing.

4.17.      Environmental Matters.  To the knowledge of Ness (a) Ness and its Subsidiaries are in compliance with all applicable Environmental Laws, except where failure to be in compliance would not have a Ness Material Adverse Effect; and (b) there is no Environmental Claim pending or threatened against Ness or any of its Subsidiaries which would have a Ness Material Adverse Effect.

4.18.      Employee and Labor Matters.  Neither Ness nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by them, no collective bargaining agreement is being negotiated by Ness or any of its

Subsidiaries, and Ness does not know of any activities or proceedings of any labor union to organize any of its employees.  As of the date hereof, (i) Ness and its Subsidiaries are in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, occupational safety, health standards, severance payments, equal opportunity, payment of social security, national insurance and other Taxes, and terms and conditions of employment, (ii) there are no charges with respect to or relating to Ness or any of its Subsidiaries pending, or to the knowledge of Ness, threatened, before or any Governmental Entity responsible for the prevention of unlawful, unfair labor or discriminatory employment practices, and (iii) there is no labor dispute, strike or work stoppage against Ness or its Subsidiaries, pending or, to the knowledge of Ness, threatened which may interfere with the business activities of Ness and its Subsidiaries taken as a whole, except where such non-compliance, charge, dispute, strike or work stoppage would not have a Ness Material Adverse Effect.  All sums due for employee compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of Ness or any of its Subsidiaries have been duly and adequately accrued in all material respects or the accounting records of Ness.

4.19.      Brokers and Finders.  None of Ness or any of its Representatives has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

4.20.      Reliance.  The foregoing representations and warranties are made by Ness with the knowledge and expectation that the APP Holders are relying upon them.  The APP Holders acknowledge that neither Ness nor any of its Representatives has made any representations or warranties, express or implied, except for those expressly set forth in this Agreement.

ARTICLE V.

COVENANTS

5.1.         Conduct of the Business Pending the Closing.  Except as contemplated by this Agreement, as set forth in Section 5.1 of the Disclosure Schedule or with the prior written consent of Ness, during the period from the date of this Agreement to the Closing, the APP Holders will, to the extent within their powers, cause APP and its Subsidiaries to, conduct their respective businesses and operations according to their ordinary and usual course of business consistent with past practice and will use all reasonable efforts consistent therewith to preserve intact APP’s and its Subsidiaries’ properties, assets and business organizations, to keep available the services of APP’s and its Subsidiaries’ officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with APP and its Subsidiaries’, in each case in the ordinary course of business consistent with past practice.  The APP Holders will not, and will not, to the extent within their powers, permit APP or its Subsidiaries, to take any action with the purpose of causing any of the conditions to Ness’s obligations set forth in Article VII hereof to not be satisfied.  Except as set forth in Section 5.1 of the Disclosure Schedule, without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the APP Holders will not, to the extent within their powers, permit APP or its Subsidiaries, prior to the Closing, without the prior written consent of Ness, to:

(a)          issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares in the share capital of APP or its Subsidiaries (including Shares), or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

(b)          declare or pay any dividend or distribution on any shares in the share capital of APP or its Subsidiaries;

(c)          redeem, purchase or otherwise acquire any outstanding shares in the share capital of APP or its Subsidiaries;

(d)          propose or adopt any amendment to the organizational or governing documents of APP or its Subsidiaries;

(e)          except in the ordinary course of business consistent with past practice, incur any long-term indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Person;

(f)           (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, officers or other employees, except as may be allowed under existing employment agreements or such increases as are granted in the ordinary course of business consistent with past practice, or (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing Plan or other agreement or arrangement to any such director, officer or employee, whether past or present, or (iii) enter into or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan; or

(g)          agree in writing to take any of the foregoing actions.

5.2.         Access to Information.  From the date of this Agreement to the Closing, the APP Holders will, to the extent within their powers, cause APP and its Subsidiaries to (i) give Ness and its authorized Representatives reasonable access to all personnel, books, records, offices and other facilities and properties of APP and its Subsidiaries, (ii) permit Ness to make such inspections thereof as Ness may reasonably request and (iii) cause its officers to furnish Ness with such financial and operating data and other information with respect to the business and properties of APP and its Subsidiaries as Ness may from time to time reasonably request; provided, however, that any such access shall be conducted at a reasonable time and in such a manner as not to interfere unreasonably with the operation of the business of APP and its Subsidiaries; provided further that Ness and its authorized Representatives shall not contact or hold discussions with customers, suppliers or non-management employees of APP and its Subsidiaries without the prior written consent of the APP Holders.  All such information and access shall be subject to the terms and conditions of the letter agreement dated April 26, 2002, between Ness and Warburg Pincus (the “Confidentiality Agreement”).  Notwithstanding anything to the contrary in this Agreement, none of the APP Holders, APP or its Subsidiaries shall be required to disclose any information if doing so could violate any agreement or Federal, state, local or foreign law, rule or regulation to which any of them is a party or to which any of them is subject.

5.3.         Disclosure Supplements.  From time to time prior to the Closing, the APP Holders and Ness will supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to complete or correct any information in the Disclosure Schedule or in any representation or warranty of the APP Holders or Ness which has been rendered inaccurate thereby.  No such supplement or amendment shall be given effect for purposes of determining (a) the satisfaction of the conditions set forth in Article VII hereof, except as explicitly set forth herein including as set forth in Article VII hereof.

5.4.         Consents and Approvals.  Each of the Parties shall use its reasonable best efforts to (i) obtain as promptly as practicable all consents, waivers, approvals, exemptions, licenses and authorizations required in connection with the consummation of the transactions contemplated by this Agreement under any Federal, state, local or foreign law or regulation, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby and (iii) effect all necessary registrations and filings.  The Parties further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to respectively use their reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

5.5.         Filings.  Promptly after the execution of this Agreement, each of the Parties shall prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdiction to the extent that such filings are necessary to consummate the transactions contemplated hereby and will use its reasonable best efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law.  Each of the Parties will furnish to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing.

5.6.         Further Assurances.  Upon the terms and subject to the conditions herein provided, each of the Parties agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (i) the satisfaction of the conditions precedent to the obligations of any of the Parties; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder or thereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions as the other Parties hereto may reasonably require in order to carry out the intent of this Agreement.

5.7.         Employee Benefit Matters.  From and after the Closing, Ness and its Affiliates shall provide, in all material respects, the employees of APP and its Subsidiaries and their dependents with the same employee benefits as those provided by Ness and its Subsidiaries to similarly situated employees of Ness and its Subsidiaries.

ARTICLE VI.

CONDITIONS TO THE APP HOLDERS’ OBLIGATIONS

The obligations of the APP Holders to effect the transactions contemplated hereby shall be subject to the fulfillment, or written waiver by the APP Holders, at or prior to the Closing, of each of the following conditions:

6.1.         Representations and Warranties.  The representations and warranties of Ness contained herein qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date unless limited by their terms to a prior date.

6.2.         Performance.  Ness shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

6.3.         Certificates.  Ness shall have furnished the APP Holders with such certificates to evidence its compliance with the conditions set forth in Sections 6.1 and 6.2 hereof as the APP Holders may reasonably request.

6.4.         No Injunction or Proceeding.  No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby.

6.5.         Ness Consents.  All Ness Consents shall have been obtained.

6.6.         APP Shareholders’ Agreement.  The obligations of the Warburg APP Holders to send to the other shareholders of APP party to the APP Shareholders’ Agreement an investor sale notice as required under Section 6.4(B) of the APP Shareholders’ Agreement and the obligations to afford the other shareholders of APP the co-sale and other rights contemplated by the APP Shareholders’ Agreement, shall have been, to the reasonable satisfaction of the attorneys of both APP and the Warburg APP Holders, including but not limited to Willkie Farr & Gallagher, complied with in all material respects, it being understood that this condition precedent shall not be capable of waiver.  However, the Parties agree that if any of the shareholders of APP (other than the Warburg APP Holders) agree to participate in this transaction upon the terms and conditions reflected in this Agreement, the Warburg APP Holders shall be deemed to have complied with their obligations under the APP Shareholders’ Agreement referred to in the previous sentence of this Section 6.6 with respect to such APP Holder who has agreed to so participate in this transaction.

6.7.         APP Indebtedness.

(a)          Ness, the Warburg APP Holders and APP shall have delivered and executed, an amendment to the Letter of Indebtedness and Debenture, each dated as of August 28, 2000, by the Warburg APP Holders in favor of APP, on the terms set forth at Annex F attached hereto (the “Amended Loan Documents”).

(b)          Ness shall have delivered to the Warburg APP Holders, a Guarantee Agreement in the form attached hereto at Annex G, duly executed by Ness Technologies B.V. guaranteeing the obligations of APP to the Warburg APP Holders pursuant to the Amended Loan Documents.

6.8.         Ness Registration Rights Agreement.  Ness shall have delivered to the APP Holders an Amendment to the Amended and Restated Registration Rights Agreement, dated as of May 18, 2000, by and among Ness, the other persons named therein and the APP Holders, in the form attached hereto at Annex H, each duly executed by Ness and each of the Ness stockholders required for the effectiveness of the respective agreement.

ARTICLE VII.

CONDITIONS TO NESS’S OBLIGATIONS

The obligation of Ness to effect the transactions contemplated hereby shall be subject to the fulfillment, or written waiver by Ness, at or prior to the Closing of each of the following conditions:

7.1.         Representations and Warranties of the APP Holders.  The representations and warranties of the APP Holders contained herein qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date unless limited by their terms to a prior date.

7.2.         Performance by the APP Holders.  Each of the APP Holders shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by the APP Holders on or prior to the Closing.

7.3.         Certificates.  Each of the APP Holders shall have furnished Ness with such certificates to evidence its compliance with the conditions set forth in Sections 7.1 and 7.2 hereof as Ness may reasonably request.

7.4.         No Injunction or Proceeding.  No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby.

7.5.         APP Consents.  All APP Consents shall have been obtained.

7.6.         APP Shareholders’ Agreement.  The obligations of the Warburg APP Holders to send to the other shareholders of APP party to the APP Shareholders’ Agreement an investor sale notice as required under Section 6.4(B) of the APP Shareholders’ Agreement and the obligations to afford the other shareholders of APP the co-sale and other rights contemplated by the APP Shareholders’ Agreement, shall have been, to the reasonable satisfaction of the attorneys of Ness, including but not limited to Olshan Grundman Frome Rosenzweig & Wolosky LLP, complied with in all material respects, it being understood that this condition precedent shall not be capable of waiver.  However, the Parties agree that if any of the shareholders of APP (other than the Warburg APP Holders) agree to participate in this transaction upon the terms and conditions reflected in this Agreement, the Warburg APP Holders shall be deemed to have complied with their obligations under the APP Shareholders’ Agreement referred to in the previous sentence of this Section 7.6  with respect to such APP Holder who has agreed to so participate in this transaction.

7.7.         Materiality of Conditions.  Notwithstanding anything contained herein, no condition involving the performance of agreements by the APP Holders or the accuracy of representations and warranties made by the APP Holders as of the Closing Date shall be deemed not fulfilled, and Ness shall not be entitled to fail to consummate the transactions contemplated by this Agreement or terminate this Agreement on such basis, if the respects in which such conditions have not been performed or such representations and warranties are untrue (assuming for this purpose that the representations and warranties are not qualified by materiality), in the aggregate, neither (i) are materially adverse to the business, operations, assets, condition or results of operations of the APP taken as a whole nor (ii) adversely affect the title to the Shares being acquired by Ness hereunder.  Nothing herein shall restrict the ability of the APP Holders to provide a certificate pursuant to Section 7.3 hereof that sets forth therein exceptions, and the existence of any exceptions in the certificate delivered pursuant to Section 7.3 hereof shall not be deemed a failure to meet the condition set forth in Section 7.3 hereof; provided that the existence of the events described therein may result in the failure to satisfy the conditions set forth in Section 7.1 or 7.2 hereof.

7.8.         Legal Opinion.  ..A legal opinion being provided for the benefit of Ness from Freshfields Bruckhaus Deringer Amsterdam, Netherlands counsel to the Warburg APP Holders, with respect to (i) the due incorporation and valid existence of APP; (ii) the applicability of the pre-emptive rights contained in the articles of association of APP; (iii) the need in relation to APP and the APP Holders to file or register this Agreement with any governmental authority in the Netherlands; (iv) the need to obtain in relation to APP and the APP Holders any consent, authorisation or approval from any governmental authority in the Netherlands in connection with the execution of this Agreement; and (v) whether the delivery and execution of this Agreement and the transfer of the Shares to Ness contemplated under this Agreement violates the terms of the articles of association of APP and Netherlands law, it being understood, however, that such legal opinion shall be confined to matters of Netherlands law and shall be subject to such assumptions and qualifications as are standard to legal opinions issued by Freshfields Bruckhaus Deringer Amsterdam in transactions similar to that contemplated under this Agreement.

ARTICLE VIII.

TERMINATION AND ABANDONMENT

8.1.         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual consent of Ness and the APP Holders holding a majority of the Shares;

(b)          by Ness or the APP Holders holding a majority of the Shares if the Closing shall not have occurred on or before December 31, 2002, except that Ness or the APP Holders holding a majority of the Shares shall have the right, in their mutual discretion, to extend the time period in this Section 8.1(b) an additional 45 days; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to perform any of its obligations under this Agreement results in the failure of the Closing to be consummated by such date; or

(c)          by Ness or the APP Holders holding a majority of the Shares, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

8.2.         Procedure and Effect of Termination.  In the event of termination of this Agreement pursuant to Section 8.1 hereof, by one Party, written notice thereof shall forthwith be given to the other Parties, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the transactions contemplated hereby shall be abandoned.  If this Agreement is terminated as provided herein:

(a)          Ness will redeliver, and will cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of APP and its Subsidiaries relating to the transactions contemplated hereby, whether obtained before or after the execution hereof;

(b)          all information received by Ness with respect to the business, operations, assets or financial condition of APP and its Subsidiaries shall remain subject to the Confidentiality Agreement; and

(c)          except as otherwise expressly set forth herein, no Party shall have any liability hereunder to any other Party, except (i) for any breach by such party of the terms and provisions of this Agreement, (ii) as stated in paragraphs (a) and (b) of this Section 8.2 and (iii) as provided in the Confidentiality Agreement.

8.3.         Indemnification.

(a)          Indemnification by APP Holders.

(i)           The APP Holders shall, severally and not jointly, defend, indemnify and hold Ness and its Affiliates harmless from and against and in respect of any and all actual losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorneys’ fees, incurred directly by Ness and its Affiliates (hereinafter “Ness Losses”) which arise out of any breach of any of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.6, 3.10, 3.20 and 3.21 hereof.  Ness shall give the APP Holders prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 8.3(a), together with the estimated amount of such claim, and the APP Holders (based on a vote by percentage ownership) shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying Ness within 60 days of receipt of Ness’s written notice; provided, however, that APP Holders’ counsel shall be reasonably satisfactory to Ness.  Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.  If Ness desires to participate in any such defense assumed by the APP Holders, it may do so at its sole cost and expense.  If the APP Holders decline to assume any such defense, they shall be liable for all reasonable costs and expenses of defending such claim incurred by Ness, including reasonable fees and disbursements of counsel.  Neither party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand or any related claim or demand.

(ii)          The foregoing obligation to indemnify Ness and its Affiliates set forth in this Section 8.3(a) shall be subject to each of the following limitations:

(1)          The APP Holders’ indemnification obligation for any breach of the representations and warranties described in Sections 3.1, 3.2, 3.3 and 3.21 of this Agreement shall survive from the Closing until the end of time.  The APP Holders’ indemnification obligation for any breach of the representations and warranties described in Sections 3.6 and 3.10 shall survive for only a period of 9 months after the Closing and the APP Holders’ indemnification obligation for any breach of the representations and warranties described in Section 3.20 of this Agreement shall survive for only a period of 2 years after the Closing; thereafter all such representations and warranties of the APP Holders under this Agreement shall be extinguished.  No claim for the recovery of such Ness Losses may be asserted by Ness after such 9 month or 2 year period; provided, however, that claims first asserted in writing with specificity within such period shall not thereafter be barred.

(2)          No reimbursement for Ness Losses asserted against the APP Holders under this Section 8.3(a) shall be required unless and until the cumulative aggregate amount of such Ness Losses equals or exceeds $1,250,000 (the “APP Holders Threshold”) and then only to the extent that the cumulative aggregate amount of Ness Losses, as finally determined, exceeds said APP Holders Threshold; provided that in calculating such APP Holders Threshold any Ness Losses which individually total less than $100,000 each (“De Minimis Ness Losses”) shall be excluded in their entirety and the APP Holders in any event shall have no liability hereunder to Ness and its Affiliates for any such De Minimis Ness Losses.

(3)          The APP Holders’ liability to Ness and its Affiliates under this Section 8.3(a) shall be limited to the confiscation and forfeiture of those Ness Shares received by them pursuant to this Agreement.  An APP Holder’s liability for Ness Losses in excess of the APP Holders Threshold shall not exceed the total number of Ness Shares received by such APP Holder at the Closing; the value of which shall be $13.00 per share.

(iii)        The indemnities provided in this Section 8.3(a) shall survive the Closing.  The indemnity provided in this Section 8.3(a) shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by paragraphs (a)(i) and (ii).

(iv)         In no event shall the APP Holders or their Affiliates be liable to Ness or its Affiliates for special, indirect, incidental, consequential or punitive damages.

(b)          Indemnification by Ness.

(i)           Ness shall defend, indemnify and hold the APP Holders harmless from and against and in respect of any and all actual losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorney fees, incurred directly by the APP Holders (hereinafter “APP Holders Losses”) arising out of any breach of any of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.6 and 4.10 hereof.  The APP Holders shall give Ness prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 8.3(b), together with the estimated amount of such claim, and Ness shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the APP Holders within 60 days of receipt of Ness’s written notice; provided, however, that Ness’s counsel shall be reasonably satisfactory to the APP Holders.  Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.  If any APP Holder desires to participate in any such defense assumed by Ness such APP Holder may do so at their own individual sole cost and expense.  If Ness declines to assume any such defense, it shall be liable for all costs and expenses of defending such claim incurred by the APP Holders, including reasonable fees and disbursements of counsel.  Neither party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand.

(ii)          The foregoing obligation to indemnify the APP Holders set forth in this Section 8.3(b) shall be subject to each of the following limitations:

(1)          Ness’s indemnification obligation for any breach of the representations and warranties described in Sections 4.1, 4.2 and 4.3 of this Agreement shall survive from the Closing until the end of time. Ness’s indemnification obligation for any breach of the representation and warranties described in Sections 4.6 and 4.10 shall survive for only a period of 9 months from the Closing and thereafter all such representations and warranties of the APP Holders under this Agreement shall be extinguished.  No claim for the recovery of such Ness Losses may be asserted after such 9 month period; provided, however, that claims first asserted in writing with specificity within such period shall not be thereafter barred.

(2)          No reimbursement for the APP Holders Losses asserted against Ness under this Section 8.3(b) shall be required unless and until the cumulative aggregate amount of such APP Holders Losses equals or exceeds $1,250,000 (the “Ness Threshold”) and then only to the extent that the cumulative aggregate amount of the APP Holders Losses, as finally determined, exceeds said Ness Threshold; provided that in calculating the Ness Threshold, any Ness Losses which individually total less than $100,000 each (“De Minimis APP Holders Losses”) shall be excluded in their entirety and Ness and its Affiliates in any event shall have no liability hereunder to the APP Holders and its Affiliates for any such De Minimis APP Holders Losses.

(3)          Ness’s liability to the APP Holders under this Section 8.3(b) for APP Holders Losses in excess of the Ness Threshold shall not exceed the cash value of the total Exchange Consideration delivered to the APP Holders hereunder with each Ness Share being valued at $13.00 per share.

(iii)        The indemnities provided in this Section 8.3(b) shall survive the Closing.  The indemnity provided in this Section 8.3(b) shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by paragraphs (b)(i) and (ii).

(iv)         In no event shall Ness be liable to the APP Holders for special, indirect, incidental, consequential or punitive damages.

ARTICLE IX.

MISCELLANEOUS

9.1.         Amendment and Modifications.  This Agreement may be amended, modified or supplemented at any time by the Parties.  This Agreement may be amended only by an instrument in writing signed on behalf of all Parties.

9.2.         Extension; Waiver.  At any time prior to the Closing, the Parties entitled to the benefits of the respective term or provision may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any obligation, covenant, agreement or condition contained herein.  Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Parties entitled to the benefits of such extended or waived term or provision.

9.3.         Representations and Warranties; Etc.  (a)  The Parties hereby acknowledge and agree that no Party is making any representation or warranty whatsoever, express or implied, except those representations and warranties explicitly set forth in this Agreement or in Disclosure Schedule or in any certificate contemplated hereby and delivered in connection herewith.

(b)          Except as set forth in Section 8.3, the Parties agree that on and after the Closing Date none of the APP Holders or any of their respective officers, directors or Representatives, as the case may be, of the APP Holders (collectively, the “Selling Group”), shall have any liability or responsibility to any Person, including, without limitation, Ness or APP, for (and each of them unconditionally releases the Selling Group from) any liability or obligation of, or arising out of, or relating to, Ness or APP of whatever kind or nature, whether contingent or absolute, whether arising prior to, on or after, and whether determined or indeterminable on, the Closing Date, and whether or not specifically referred to in this Agreement, including, without limitation, liabilities and obligations (i) relating to this Agreement and the transactions contemplated hereby, (ii) arising out of or due to any inaccuracy of any representation or warranty or the breach of any covenant, undertaking or other agreement of in this Agreement, Disclosure Schedule or in any certificate contemplated hereby and delivered in connection herewith and (iii) relating to any information (whether written or oral), documents or materials furnished by the APP Holders, APP or any of its Affiliates or any of their respective Representatives and any information, documents or material made available to Ness in certain “data rooms”, management presentations or any other form in expectation of the transactions contemplated by this Agreement.

(c)          Except as set forth in Section 8.3, the Parties agree that on and after the Closing Date neither Ness nor any of its officers, directors or Representatives, shall have any liability or responsibility to the Selling Group, for (and each of them unconditionally releases Ness from) any liability or obligation of, or arising out of, or relating to, Ness of whatever kind or nature, whether contingent or absolute, whether arising prior to, on or after, and whether determined or indeterminable on, the Closing Date, (i) relating to this Agreement and the transactions contemplated hereby, (ii) arising out of or due to any inaccuracy of any representation or warranty or the breach of any covenant, undertaking or other agreement of in this Agreement, Disclosure Schedule or in any certificate contemplated hereby and delivered in connection herewith and (iii) relating to any information (whether written or oral), documents or materials furnished by Ness, or any of its officers, directors or Representatives and any information, documents or material made available to the Selling Group in certain “data rooms”, management presentations or any other form in expectation of the transactions contemplated by this Agreement.

9.4.         Entire Agreement; Assignment.  This Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof (other than the Confidentiality Agreement) and (b) shall not be assigned by operation of law or otherwise.

9.5.         Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

9.6.         Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile (which is confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses:

If to Ness, to:

Ness Technologies, Inc.
Kiryat Atidim, Tel Aviv
ISRAEL
Attention:   Raviv Zoller
Facsimile:   972-3-7666809

With a copy to:

Ephraim Abramson & Co.
16B King George Street
Jerusalem
ISRAEL

Attention:  Ilan Rotem, Adv.

Facsimile:   972-2-6259264

If to APP, to:

APP Group
BB Centrum
Vyskocilova 1A/1422, 140 00
Prague 4, Czech Republic

Attention:  Jan Renato Stavek

Facsimile:  420-2-44026200

With a copy to:

GLATZOVÁ & Co.
Bétlémský paláe, Husova 5
110 00 Prague 1
Czech Republic
Attention:  Vladimira Glatzov

Facsimile:  420-2-24248701

If to the APP Holders, to their addresses set forth below their names on Annex A hereto.

With a copy to:

Willkie Farr & Gallagher

787 Seventh Avenue

New York, NY  10019-6099

Attention:  Christopher E. Manno

Facsimile: (212) 728-8111

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

9.7.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Notwithstanding the foregoing, any transfer of the Shares and/or the transfer of depository receipts that have been issued by the

Stichting as contemplated by this Agreement, shall be governed by and construed in accordance with the laws of the Netherlands.

9.8.         Specific Performance.  The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

9.9.         Publicity.  Except as otherwise required by law, for so long as this Agreement is in effect, none of the Parties or their Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the express prior written approval of the other Parties.

9.10.      Jurisdiction; Forum.  (a)  By the execution and delivery of this Agreement, the Parties hereto submit to the personal jurisdiction of any state or federal court in the State of New York in any suit or proceeding arising out of or relating to this Agreement.

(b)          The Parties agree that the appropriate and exclusive forum for any disputes between any of the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or Federal court in the State of New York.  The Parties further agree that the Parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction.  The Parties further agree, to the extent permitted by law, that final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

9.11.      Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

9.12.      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

9.13.      Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

9.14.      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and, except as set forth in herein, nothing in this Agreement, express or implied, is intended by or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.15.      Interpretation.  No reference in this Agreement to “reasonable best efforts” or “all reasonable efforts” shall require a Person obligated to use such efforts to incur unreasonable out-of-pocket expenses or indebtedness or, except as expressly provided herein, to institute litigation or to consent generally to service of process in any jurisdiction.  The term “knowledge” as used herein shall refer to actual knowledge and no implied knowledge or due diligence inquiry should be attributed to the use of such term.  All references to “dollars” or “$” herein refer to United States dollars.

9.16.      Fair Construction.  The Parties shall be deemed to have participated jointly in the negotiation and drafting of this Agreement.  Any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.  It is acknowledged that Willkie Farr & Gallagher is counsel to the Warburg APP Holders and the following stockholders of Ness:  Warburg Pincus Equity Partners, L.P., a Delaware limited partnership, Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership, Warburg Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership, Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership, and WPVI and that certain conflicts may arise in connection with such representation.  All such conflicts are expressly waived by the Parties in all respects.

9.17.      Survival of Sections 2.1 and 2.2.  Notwithstanding anything to the contrary contained herein, the covenants contained in Sections 2.1 and 2.2 shall survive the Closing.

9.18.      Release of Claims.  Except arising from, related to or in connection with the obligations under the Letter of Indebtedness and Debenture, each dated as of August 28, 2000, by the Warburg APP Holders in favor of APP, the APP Holders hereby unconditionally release Ness and APP from any and all claims against APP arising prior to the Closing Date.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

NESS TECHNOLOGIES, INC.

By:	/s/ Raviv Zoller,		/s/ Morris Wolfson
	Name:	Raviv Zoller	Morris Wolfson
	Title:	President & CEO	Director

WARBURG, PINCUS VENTURES INTERNATIONAL, L.P.

By:	Warburg, Pincus & Co., its General Partner

By:	/s/ William H. Janeway
	Name:	William H. Janeway
	Title:	Vice Chairman

WARBURG, PINCUS VENTURES, L.P.

By:	Warburg, Pincus & Co., its General Partner

By:	/s/ William H. Janeway
	Name:	William H. Janeway
	Title:	Vice Chairman

COUNTERPART SIGNATURE PAGE
to
Stock Purchase Agreement, by and among
the Shareholders of APP Group CEE B.V. listed therein and Ness Technologies, Inc., dated as of August 30, 2002

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this __ day of ______, 2002.

Esther Dyson

By	/s/ Esther Dyson
Name:
Title:

COUNTERPART SIGNATURE PAGE
to
Stock Purchase Agreement, by and among
the Shareholders of APP Group CEE B.V. listed therein and Ness Technologies, Inc., dated as of August 30, 2002

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 9 day of October, 2002.

Erwin Kelen Family Ltd. Partnership

By	/s/ Erwin Kelen
Name: Erwin Kelen
Title: General Partner

COUNTERPART SIGNATURE PAGE
to
Stock Purchase Agreement, by and among
the Shareholders of APP Group CEE B.V. listed therein and Ness Technologies, Inc., dated as of August 30, 2002

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 4 day of October, 2002.

Robert Glanville

By	/s/ Robert Glanville
Name:
Title:

COUNTERPART SIGNATURE PAGE
to
Stock Purchase Agreement, by and among
the Shareholders of APP Group CEE B.V. listed therein and Ness Technologies, Inc., dated as of August 30, 2002

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 16 day of October, 2002.

Insight Capital Partners II, L.P.

By:	Insight Venture Associates II, LLC, its General Partner

By	/s/ Jeff Horing
Name: Jeff Horing
Title: Managing Member

COUNTERPART SIGNATURE PAGE
to
Stock Purchase Agreement, by and among
the Shareholders of APP Group CEE B.V. listed therein and Ness Technologies, Inc., dated as of August 30, 2002

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this __ day of ______, 2002.

Insight Capital Partners (Cayman) II, L.P.

By:	Insight Venture Associates II, LLC, its General Partner

By	/s/ Jeff Horing
Name: Jeff Horing
Title: Managing Member

COUNTERPART SIGNATURE PAGE
to
Stock Purchase Agreement, by and among
the Shareholders of APP Group CEE B.V. listed therein and Ness Technologies, Inc., dated as of August 30, 2002

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 7 day of October, 2002.

Manfred Joseph

By	/s/ Manfred Joseph
Name:
Title:

COUNTERPART SIGNATURE PAGE
to
Stock Purchase Agreement, by and among
the Shareholders of APP Group CEE B.V. listed therein and Ness Technologies, Inc., dated as of August 30, 2002

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this __ day of ______, 2002.

By	/s/ Petr Nevicky
Name: Petr Nevicky

COUNTERPART SIGNATURE PAGE
to
Stock Purchase Agreement, by and among
the Shareholders of APP Group CEE B.V. listed therein and Ness Technologies, Inc., dated as of August 30, 2002

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 7 day of October, 2002.

John August Rollwagen

By	/s/ John August Rollwagen
Name:
Title:

COUNTERPART SIGNATURE PAGE
to
Stock Purchase Agreement, by and among
the Shareholders of APP Group CEE B.V. listed therein and Ness Technologies, Inc., dated as of August 30, 2002

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 7th day of October, 2002.

Geoff Squire

By	/s/ Geoff Squire
Name: Geoff Squire
Title:

COUNTERPART SIGNATURE PAGE
to
Stock Purchase Agreement, by and among
the Shareholders of APP Group CEE B.V. listed therein and Ness Technologies, Inc., dated as of August 30, 2002

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 21st day of October, 2002.

WI Software Investors LLC

By:	Wexford Capital LLC, its Manager

By	/s/ Paul Jacobi
Name: Paul Jacobi
Title: Vice President

ANNEX A

APP HOLDERS

APP Holders	APP Shares (on an as- converted basis)	NESS Shares

Esther Dyson c/o Edventure Holdings Inc. 104 Fifth Avenue 20th Floor New York, NY 10011-6987	25,000	8,749

Erwin Kelen Family Ltd. Partnership, a Minnesota limited partnership, c/o Kelen Ventures One Financial Plaza Suite 2005 120 South Sixth Street Minneapolis, MN 55402	10,000	3,500

Robert Glanville c/o Warburg, Pincus & Co. 466 Lexington Avenue 10th Floor New York, NY 10017-3147	1,000	350

InSight Capital Partners II, L.P., a Delaware limited partnership, 527 Madison Avenue 10th Floor New York, NY 10022	139,177	48,709

InSight Capital Partners (Cayman) II, L.P., a Cayman Islands limited partnership, 527 Madison Avenue 10th Floor New York, NY 10022	15,463	5,412

Manfred Joseph ASP 1000, s.r.o. Konevova 65a Praha 3 Ceska republika 130 00	10,000	3,500

Petr Nevicky Za Zahradami 420 Praha 10 Česká republika 109 00	419,680	146,876

John August Rollwagen 1315 Foshay Tower Minneapolis, MN 55402	10,000	3,500

Geoff Squire Les Rocques Barrees, Bordeaus, Vale Guernsey, Channel Islands, UK GY3 5LY	25,000	8,749

Warburg, Pincus Ventures, L.P., a Delaware limited partnership, 466 Lexington Avenue 10th Floor New York, NY 10017-3147	1,435,574	502,410

Warburg, Pincus Ventures International, L.P., a Bermuda limited partnership, 466 Lexington Avenue 10th Floor New York, NY 10017-3147	1,439,554	503,802

WI Software Investors LLC, a Delaware limited liability company, 411 West Putnam Avenue Greenwich, CT 060830	50,070	17,523